SERVICES AGREEMENT






                            Fund Accounting Services






                                     between

                            INTERNET GROWTH FUND, INC.

                                       and

                           UNIFIED FUND SERVICES, INC.


                                July 15, 2002







Exhibit A -  Fund Accounting Services Description
Exhibit B - Fees and Expenses

                             FUND SERVICES AGREEMENT


     AGREEMENT (this "Agreement"), dated as of July 15, 2002, between the Internet Growth Fund, Inc., a Maryland corporation (the "Fund"), and Unified Fund Services, Inc., a Texas corporation ("Unified").

                                   WITNESSTH:

     WHEREAS, the Fund is registered as a closed-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain Unified to provide certain fund accounting services with respect to the Fund, and Unified is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

     Section 1. Appointment. The Fund hereby appoints Unified to provide fund accounting services for the Fund, subject to the supervision of the Board of Directors of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. Unified accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit B to this Agreement.

     Section 2. Representations and Warranties of Unified. Unified represents and warrants to the Fund that:

     (a) Unified is a corporation duly organized and existing under the laws of the State of Texas;

     (b) Unified is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Unified to authorize Unified to enter into and perform this Agreement;

     (c) Unified has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

     (d) no legal or administrative proceedings have been instituted or threatened against Unified that would impair its ability to perform its duties and obligations under this Agreement; and

     (e) Unified's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Unified or any law or regulation applicable to Unified.

     Section 3. Representations and Warranties of the Fund. The Fund represents and warrants to Unified that:

     (a) the Fund is a corporation duly organized and existing under the laws of the State of Maryland;

     (b) the Fund is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and the Fund has taken all requisite proceedings to authorize the Fund to enter into and perform this Agreement;

     (c) the Fund is an investment company properly registered under the 1940 Act; a registration statement under the Securities Act of 1933, as amended ("1933 Act"), and the 1940 Act on Form N-2 has been filed and, with respect to the registration under the 1940 Act, will be effective and will remain effective during the term of this Agreement (or until Unified is notified of the effectiveness of the Fund's anticipated deregistration) and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

     (d) no legal or administrative proceedings have been instituted or threatened against the Fund that would impair its ability to perform its duties and obligations under this Agreement; and

     (e) the Fund's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

     Section 4. Delivery of Documents. The Fund will promptly furnish to Unified such copies, properly certified or authenticated, of contracts, documents and other related information that Unified may request or requires to properly discharge its duties. Such documents may include, but are not limited to, the following:

     (a) resolutions of the Board authorizing the appointment of Unified to provide certain fund accounting services to the Fund and approving this Agreement;

     (b)  the Fund's Articles of Incorporation;

     (c)  the Fund's By-Laws;

     (d) the Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

     (e) the Fund's registration statement including exhibits, as amended, on Form N-2 (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

     (f)  opinions of counsel and auditors reports;

     (g)  the prospectus in connection with the initial offering; and

     (h) such other agreements as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

     (i)  Copy of the Agreement between the Fund and its investment advisor.

     Section 5. Services Provided by Unified.

     (a) Unified will provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Articles of Incorporation and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board:

          (i)  Fund Accounting, as described on Exhibit A to this Agreement.

     (b)  Unified will also:

          (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Unified or a corporate affiliate of Unified);

          (ii) provide or otherwise obtain personnel sufficient, in Unified's sole discretion, for provision of the services contemplated herein;

          (iii)furnish equipment and other materials, which Unified, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

          (iv) keep records relating to the services provided hereunder in such form and manner as set forth on Exhibits A and B and as Unified may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Unified agrees that all such records prepared or maintained by Unified relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and made available to the SEC for inspection in accordance with such Section and rules. Subject to the provisions of Section 9 hereof, Unified further agrees to surrender promptly to the Fund upon its request and cease to retain in its records and files those records and documents created and maintained by Unified pursuant to this Agreement.

     Section 6. Fees: Expenses: Expense Reimbursement.

     (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay Unified on a monthly basis those fees determined as set forth on Exhibit B to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of this Agreement and before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period after being pro-rated, and shall be payable, without setoff, upon the date of termination of this Agreement.

     (b) For the purpose of determining fees calculated as a function of a Fund's net assets, the value of the Fund's net assets shall be computed as required by the Prospectus, generally accepted accounting principles and resolutions of the Board.

     (c) Unified will from time to time employ or associate with such person or persons as may be appropriate to assist Unified in the performance of this Agreement. Such person or persons may be officers and employees who are employed or designated as officers by both Unified and the Fund, subject in the case of Fund officers, to Fund board approval. Except as otherwise expressly provided in this Agreement, the compensation of such person or persons for such employment shall be paid by Unified and no obligation will be incurred by or on behalf of the Fund in such respect.

     (d) Unified will bear all of its own expenses in connection with the performance of the services under this Agreement, except as otherwise expressly provided in this Agreement. The Fund agrees to promptly reimburse Unified for any equipment and supplies specially ordered by or for the Fund through Unified and for any other expenses not contemplated by this Agreement that Unified may incur on the Fund's behalf, at the Fund's request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of Unified or Unified's affiliates; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; charges and expenses of custodians; insurance premiums including fidelity bond premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of printing and production costs of shareholders' reports and proxy statements and materials; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder and Board meetings; and any extraordinary expenses and other customary Fund expenses. In addition, Unified may utilize one or more independent pricing services, approved from time to time by the Board, to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Fund, and the Fund will reimburse Unified for the Fund's share of the cost of such services based upon the actual usage, or a pro-rata estimate of the usage, of the services for the benefit of the Fund.

     (e) The Fund may request additional services, additional processing or special reports. Such requests may be provided by Unified at additional charges. In this event, the Fund shall submit such requests in writing together with such specifications as may be reasonably required by Unified, and Unified shall respond to such requests in the form of a price quotation. The Fund's written acceptance of the quotation must be received prior to implementation of such request. Additional services will be charged at Unified's standard rates.

     (f) All fees, out-of-pocket expenses or additional charges of Unified shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice. No fees, out-of-pocket expenses or other charges set forth in this Agreement shall be subject to setoff.

     Unified will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days (with the exception of specific amounts which are contested in good faith by the Fund as provided in the next paragraph) shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as publicly announced by Firstar Bank, N.A., from time to time) plus 2.00% per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Fund to Unified.

     In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which are contested in good faith by the Fund as provided below), this Agreement may be terminated upon thirty (30) days' written notice to the Fund by Unified. The Fund must notify Unified in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Amounts contested in good faith in writing within such 30-day period are not due and payable while they are being investigated; all other amounts remain due and payable.

     Section 7. Proprietary and Confidential Information. Unified agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund's prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Unified's responsibilities and duties hereunder. Unified may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld and may not be withheld where the service agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities. Waivers of confidentiality are automatically effective without further action by Unified with respect to Internal Revenue Service levies, subpoenas and similar actions, or with respect to any request by the Fund.

     Section 8. Duties, Responsibilities and Limitations of Liability.

     (a) In the performance of its duties hereunder, Unified shall be obligated to exercise due care and diligence, and to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, Unified shall be entitled to rely on any oral or written instructions, advice, notices or other communications, information, records and documents (collectively, "Fund Information") from the Fund, its custodian, officers,), agents, legal counsel, auditor and other service providers (excluding in each case, Unified and its affiliates) (the Fund, collectively with such persons other than Unified and its affiliates, "Fund Representatives") which Unified reasonably believes to be genuine, valid and authorized. Unified also shall be entitled to consult with and rely on the advice and opinions of the Fund's auditor and of outside legal counsel retained by the Fund, as may be reasonably necessary or appropriate in Unified's sole judgment, as well as all other Fund Representatives, in each case at the expense of the Fund.

     (b) Neither Unified nor its officers, directors, partners, employees, shareholders or agents (the "Unified Parties") shall be liable for any error of judgment or mistake of law or for any losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities of any nature or kind (collectively, "Damages") suffered by the Fund or its shareholders in connection with any matter to which this Agreement relates or in connection with any action (or omission) by any of the Unified Parties in connection with this Agreement. This complete release from all liability shall not apply to any action (or omission) of any Unified Party to the extent such action (or omission) is caused by or results from the negligence or willful misfeasance of any Unified Party; provided, however, that Unified shall not be liable for any error attributable to or arising out of any accounting or other services provided by any predecessor. Any person, even though also an officer, director, partner, employee or agent of Unified, who may be or become an officer, director, partner, employee or agent of the Fund, shall be deemed when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with Unified's duties hereunder) to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee or agent or person under the control or direction of Unified even though paid by Unified.

     (c) Notwithstanding any other provision of this Agreement, the Unified Parties shall not be responsible for, any and all Damages arising out of or in connection with:

          (i) any action (or omission) of any Unified Party taken pursuant to this Agreement, except to the extent (and only to the extent) any such action (or omission) is caused by or results from the negligence or willful misfeasance of any Unified Party; provided, however, that every action (or omission) taken in good faith by any of the Unified Parties in connection with or in reliance upon matters described in clauses (ii) through (viii) below shall be deemed in its entirety to be an action taken pursuant to this Agreement that was not caused by and did not result from the negligence or willful misfeasance of any Unified Party;

          (ii) the reliance on or use by the Unified Parties of Fund Information which is furnished to any of the Unified Parties by or on behalf of any of the Fund Representatives;

          (iii)any delays, inaccuracies, errors or omissions in or arising out of or attributable to Fund Information which is furnished to any of the Unified Parties by or on behalf of any of the Fund Representatives or to the untimely provision to Unified of such Fund Information;

          (iv) the Fund's refusal or failure to comply with the terms of this Agreement or the Fund's lack of good faith, or its actions (or omissions) involving negligence or willful misfeasance, provided that the Fund's failure to comply, lack of good faith, or action or omission was not caused by the negligence of Unified hereunder;

          (v) the breach of any representation or warranty of the Fund hereunder;

          (vi) any delays, inaccuracy, errors or omissions in or arising out of or attributable to data or information provided to Unified by data and pricing services;, provided that the Damages did not result from the negligent selection by Unified of such data or pricing service;

          (vii)the offer or sale of shares by the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions or omissions by Fund Representatives, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund Representatives prior to the earlier of (x) the effective date of this Agreement and (y) the effective date of an agreement between the parties hereto with respect to the subject matter hereof that was in effect immediately prior to the effective date of this Agreement ; and

          (viii)the non-compliance by the Fund or its investment advisor with applicable securities, tax, commodities and other laws, rules and regulations, provided with regard only to the Fund, that the Fund's non-compliance was not caused by the negligence of Unified hereunder.

     (e) Each of the Unified Parties, on the one hand, and the Fund, on the other hand, shall have the duty to mitigate Damages for which the other party may become responsible. This duty shall include giving such other party every reasonable opportunity to correct any error or other circumstance that caused, resulted in or increased such Damages, and every reasonable opportunity to assist in such mitigation. The parties acknowledge that the proper accounting, tax or other treatment of an event or matter can be susceptible to differing opinions among reputable practitioners of appropriate expertise, both as to events and transactions that are complete and as to the most efficient remediation of events and transactions that have resulted or may result in Damages. It is the intention of the parties that events and transactions be treated and reported in a legitimate manner that gives rise to the smallest amount of Damages, and that any remediation or corrective action selected be that which gives rise to the smallest amount of Damages. Accordingly and notwithstanding any other provision of this Agreement, as to any matter where any portion of Damages arises in connection with (or is determined by reference to, or caused or increased by) the accounting or tax treatment or impact of such matter, no recovery for any amount of Damages in connection with such matter shall be had by any party to (or beneficiary of) this Agreement if an alternative characterization, manner of treatment, reporting or remediation of such item or amount (that tends to mitigate such Damages) is or was possible and such alternative is or was, in the written opinion of any reputable practitioner of appropriate expertise, more likely than not a proper alternative (such opinion to be rendered in customary form, subject to customary assumptions and representations); provided however, that the provisions of this sentence shall not apply and recovery of such Damages will not be precluded if and only if (i) the person seeking or who may have sought to recover Damages (the "Damaged Party") provided the party against whom recovery is or may have been sought (the "Potentially Responsible Party") written notice bearing the bold heading "Notice of Potential Claim for Damages," identifying this Agreement, and describing the nature of the potential claim and the subject matter of the required opinion, (ii) such notice is sent by certified mail and actually delivered to the Potentially Responsible Party within fourteen (14) days after the Damaged Party first discovers the alleged error, (iii) the Damaged Party fully and promptly cooperates in the attempts of the Potentially Responsible Party to obtain such an opinion, and (iv) no such opinion is obtained within sixty (60) days after delivery of such notice. If an opinion described in the preceding sentence is obtained by the Potentially Responsible Party, the Damaged Party shall bear the cost of such opinion.

     (f) THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, UNIFIED DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. UNIFIED DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE ALLOCATION OF RISKS (BOTH INSURABLE RISKS AND OTHER RISKS) UNDER THIS AGREEMENT HAS BEEN TAKEN INTO ACCOUNT IN THE PRICING STRUCTURE OF THE SERVICES AND GOODS PROVIDED AND IS FAIR TO ALL PARTIES, AND THE PARTIES FURTHER ACKNOWLEDGE THAT DIFFERENT ALLOCATIONS OF RISK WERE AVAILABLE UNDER DIFFERENT PRICE STRUCTURES. The RIGHTS AND obligations of the parties (AND INTENDED BENEFICIARIES) under this Section 8 shall survive the termination of this Agreement.


     Section 9. Term. This Agreement shall become effective on the date first herein above written. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect unless terminated by either party on at least sixty (60) days' prior written notice. With the sole exception of the 30-day termination described in Section 6(f), no other event (including any purported or actual breach) shall result in termination of this Agreement. Upon termination of this Agreement, the Fund shall pay to Unified all fees, compensation and other charges as shall be accrued or due under the terms of this Agreement as of the date of termination or the date that the provision of services ceases, whichever is sooner.

     Should the Fund exercise its right to terminate this Agreement, the Fund agrees to pay a termination/conversion fee, simultaneous with the transfer of all Fund records to the successor mutual fund service provider(s), in an amount equal to the total compensation under this agreement for the 45-day period immediately preceding the termination notice date. Such fee shall not be subject to any setoffs of any nature. In addition, the Fund agrees to pay for all conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees, none of which shall be subject to any setoff.

     Such compensation to Unified shall be for the expenses incurred in connection with the retrieval, compilation and movement of books, records and materials relative to the deconversion or conversion of Fund records to the successor fund service provider as directed by the Fund. Notwithstanding the foregoing, any amount owed by the Fund to Unified prior to the termination/conversion shall still be due and payable under the terms of this Agreement. No such compensation shall be due to Unified if Unified terminates this Agreement for reasons other than a default by the Fund.

     Upon the termination of the Agreement for any reason and payment of all monthly billings due and payable under this Agreement without setoff (excluding only those amounts not then due and payable under Section 6(f); provided, however, that the termination/conversion fees described in this Section 9 shall be paid without setoff notwithstanding any dispute), Unified agrees to provide the Fund with the complete fund accounting records in its possession and to assist the Fund in the orderly transfer of accounts and records. Without limiting the generality of the foregoing, subject to the preceding sentence, Unified agrees upon termination of this Agreement:

     (a) to deliver to the successor mutual fund service provider(s), computer tapes containing the Fund's accounts and records together with such record layouts and additional information as may be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

     (b) to cooperate with the successor fund service provider(s) in the interpretation of the Fund's account and records;

     (c) to forward all shareholder calls, mail and correspondence to the new fund service provider(s) upon de-conversion; and

     (d) to act in good faith, to make the conversion as smooth as possible for the successor fund service provider(s) and the Fund.

     Section 10. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, to the parties at the following address (or such other address as a party may specify by notice to the other):

     (a)  If to the Fund, to:

                           Internet Growth Fund, Inc.
                           11 Hanover Square
                           New York, New York 10005
                           Attention:  President

     (b)  If to Unified, to:

                           Unified Fund Services, Inc.
                           431 North Pennsylvania Street
                           Indianapolis, Indiana 46204
                           Attention:  President

     Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first.

     Section 11. Assignability. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Unified may, in its sole discretion and upon notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Unified may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Unified provided that Unified shall remain responsible to the Fund for the actions and omissions of such subcontractors as if Unified had provided such services to the Fund.

     Section 12. Intended Beneficiaries. This Agreement shall be binding upon the Fund, Unified and their respective successors and assigns, and shall inure to the benefit of the Fund, Unified, the Unified Parties, their respective heirs, successors and assigns. Nothing herein expressed or implied is intended to confer upon any person not named or described in the preceding sentence any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 13. Arbitration. Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association in Indianapolis, Indiana in accordance with its applicable rules. The arbitration panel shall consist of three arbitrators selected from list(s) of candidates provided by the American Arbitration Association. One party to the dispute shall be entitled to appoint one arbitrator and the other party to the dispute shall be entitled to appoint one arbitrator. The third arbitrator, who shall be an attorney in good standing and devotes more than one-half of his or her professional time to the practice of securities law, shall be chosen by the two arbitrators so appointed. If any party fails to appoint its arbitrator or to notify the other party of such appointment within thirty (30) days after the institution of arbitration proceedings, such other party may request the President of the American Arbitration Association to appoint such arbitrator on behalf of the party who so failed. If the two arbitrators appointed by (or on behalf of) the parties fail to appoint such third arbitrator, or fail to notify the parties to such proceedings of such appointment, within thirty (30) days after the appointment of the later of such two arbitrators to be appointed by (or on behalf of) the parties, any party may request such President to appoint such third arbitrator. The President of the American Arbitration Association shall appoint such arbitrator or such third arbitrator, as the case may be, within thirty (30) days after the making of such request. No awards of punitive damages shall be made. The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Section 13.

     Section 14. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     Section 15. Force Majeure. Unified shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, wars, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of Unified, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Fund the right to terminate this Agreement.

     Section 16. Use of Name. The Fund and Unified agree not to use the other's name nor the names of such other's affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other's affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

     Section 17. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     Section 18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law to any person or circumstance, such provision shall be ineffective only to the extent of such prohibition or invalidity. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby.

     Section 19. Headings; Pronouns; Certain Phrases. The headings in the sections and subsections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties. Wherever used in this Agreement, masculine, feminine and neuter pronouns shall be deemed to include the other genders. Singular pronouns and nouns (including defined terms) shall be deemed to include the plural (and vice versa) as the context may require, but shall have no effect upon the nature of a party's liability as joint or several. Wherever used in this Agreement, the phrase "in connection with" shall be given the broadest possible interpretation, and shall include matters (without limitation) that are in whole or part caused by, relate to, arise out of, are attributable to, or result from, the referent or object of such phrase.

     Section 20. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     Section 21. Entire Agreement; Survival; Governing Law. This Agreement embodies the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof; provided, however, that if an agreement between the parties hereto with respect to the subject matter hereof was in effect immediately prior to the effective date of this Agreement (the "Predecessor Agreement"), then the provisions contained in
Section 8 of the Predecessor Agreement (relating to indemnification and other risk allocation matters) shall, in respect of all periods prior to the effective date of this Agreement ("Prior Periods"), survive and remain in effect to the same extent and in the same manner as such provisions would have applied in respect of Prior Periods had the Predecessor Agreement not been superseded by this Agreement or otherwise terminated or amended or modified in any manner at any time. The provisions of Section 6 through 9 and Sections 13 through 21, inclusive, shall survive any termination of this Agreement. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, without reference to conflict of law principles.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.


         INTERNET GROWTH FUND, INC.


     By: /s/ Thomas B. Winmill                       Date July 15, 2002
         -----------------------------------              ----------------------

     Print Name: Thomas B. Winmill
                 ---------------------------

     Title: President
            --------------------------------

     Attest:  /s/ Debra Anne Celentano
             -------------------------------


     UNIFIED FUND SERVICES, INC.


     By: /s/ David Bogaert                           Date July 2, 2002
         -----------------------------------              ----------------------

     Print Name: David Bogaert
                 ---------------------------

     Title: Chief Executive Officer
            --------------------------------


     By: /s/ Linda Lawson                            Date July 2, 2002
         -----------------------------------              ----------------------

     Print Name: Linda Lawson
                 ---------------------------

     Title: Senior Vice President, COO
            --------------------------------

     Attest: /s/ Carol Highsmith
             -------------------------------

                                    EXHIBIT A
                                       to
                             Fund Services Agreement

                 General Description of Fund Accounting Services

I.   General Description

     The following is a general description of the accounting services Unified shall provide or make available to the fund:

A. Maintain the books and records and accounting controls for the fund's assets, including records of all securities transactions and payments of fund expenses.

B. Calculate each Fund's net asset value in accordance with the Prospectus and (once the Fund meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the fund.

C. Provide the Administrator with the requested reports and information deemed necessary to calculate dividend and capital gain distributions in accordance with distribution policies detailed in the fund's prospectus. Assist, if requested, the fund management in making final determinations of distribution amounts.

D. Assist the fund's public accountants or other professionals in the preparation and filing of the fund's Federal tax return on Form 1120-RIC along with all state and local tax returns where applicable. Assist in the preparation and filing of the Federal Excise Tax Return (Form 8613).

E.   Account for dividends, interest and corporate actions received by the fund.

F. Assist the Administrator in the preparation of Fund expense projections and establishing accruals.

G. Produce transaction data, financial reports and such other periodic and special reports as the Board may reasonably request.

H.   Liaison with the fund's independent auditors.

I. Monitor and administer arrangements with the fund's custodian and depository banks.

                                    EXHIBIT B
                                       to
                             Fund Services Agreement

                          FUND ACCOUNTING FEE SCHEDULE


Standard Fee*

     0.05% for the first $50 million in average net assets per fund per year; 0.04% from $50 million to $100 million in average net assets per fund per year; 0.03% over $100 million in average net assets per fund per year.

     Out of Pocket Fees: Fees charged for outside pricing services and all accompanying administrative expenditures.

     *Subject to a $20,0001 annual minimum per fund (one share class) plus $7,5001 per additional share class for Domestic Funds and a $30,0001 annual minimum per fund (one share class) plus $7,5001 per additional share class for International/Global Funds. Fees are billed on a monthly basis.

          1 Discount based on average net assets per fund and/or share class per month:

                  $0 - 2 Million    30%
                  $2 - 5 Million    20%
                  $5 Million Plus     0%

Standard Reports Available

     Daily Reports

     A.   General Ledger Reports
          1.   Trial Balance Report
          2.   General Ledger Activity Report

     B.   Portfolio Reports
          1.   Portfolio Report
          2.   Tax Lot Report
          3.   Purchase Journal
          4.   Sell/Maturity Journal
          5.   Amortization/Accretion Report
          6.   Maturity Projection Report

     C.   Pricing Reports
          1.   Pricing Report
          2.   Pricing Report by Market Value
          3.   Pricing Variance by % Change
          4.   NAV Report
          5.   NAV Proof Report
          6.   Money Market Pricing Report

     D.   Accounts Receivable/Payable Reports
          1.   Accounts Receivable for Investments Report
          2.   Accounts Payable for Investments Report
          3.   Interest Accrual Report
          4.   Dividend Accrual Report

     E.   Other Reports
          1.   Dividend Computation Report
          2.   Cash Availability Report
          3.   Settlement Journal

     Monthly Reports

     Standard Reports
          1.   Cost Proof Report
          2.   Transaction History Report
          3.   Realized Gain/Loss Report
          4.   Interest Record Report
          5.   Dividend Record Report
          6.   Broker Commission Totals
          7.   Broker Principal Trades
          8.   Shareholder Activity Report
          9.   SEC Yield Calculation Work Sheet (fixed-income funds only)

Optional Services Available - Initial (for desired services)

                        -Additional fund sub-adviser fee       $10,000/fund
  ---------------
                        -Multiple custodian fee                $5,000/fund group
  ---------------
                        -GNMA securities fee                   $2,500/fund
  ---------------
                        -S.E.C. audit requirements             Pass through
  ---------------

Special Report Generation Fees

     AD-HOC Report Generation                                  $75.00 per report
     Reruns                                                    $75.00 per run
     Extract Tapes                                             $110.00 plus

Systems Programming Labor Charges

     System Support Representatives                            $100.00/hour
     Programmers, Consultants or
       Department Heads                                        $125.00/hour
     Officers                                                  $150.00/hour

Repricing Charges

     For incorrect or untimely information provided by an Advisor or its Agent, Unified will charge $200.00 per day for each day that a fund is repriced; provided that such fee will not apply to any repricing resulting solely from the negligent performance by Unified of its duties hereunder.

De-Conversion Fees

     De-Conversion fees will be subject to additional charges commensurate with particular circumstances and dependent upon scope of problems.